EXHIBIT 10.1

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT ("First Amendment") is made this 3rd day of November, 2017 (the “First Amendment Effective Date”), by and between 9600 BLACKWELL II LLC, a Maryland limited liability company (“Landlord”), as successor in interest to TNREF III 9600 BLACKWELL, LLC, a Delaware limited liability company ("Original Landlord"), and REGENXBIO INC., a Delaware corporation ("Tenant").

W I T N E S S E T H:

WHEREAS, by that certain Lease Agreement dated January 28, 2016 with an Effective Date as of February 1, 2016 (the "Lease"), Original Landlord leased to Tenant, and Tenant leased from Original Landlord, approximately 16,116 square feet of rentable area known as Suite 210 (the "Original Premises"), on the second (2nd) floor of the building located at 9600 Blackwell Road, Rockville, Maryland 20850 (the "Building"), for a Lease Term ending on September 30, 2023 upon the terms and conditions set forth in the Lease;

WHEREAS, all of the right, title and interest of Original Landlord in the Building was transferred to Landlord and all of the right, title and interest of Original Landlord in the Lease was assigned to Landlord;

WHEREAS, Tenant wishes to lease from Landlord, and Landlord wishes to lease to Tenant, an additional approximately 2,550 square feet of rentable area on the first (1st) floor of the Building (the “Expansion Space”, and together with the Original Premises, the “Premises”), such that the Premises, as expanded, will thereafter comprise approximately 18,666 square feet of rentable area; and

WHEREAS, Landlord and Tenant wish (i) to reflect their understanding and agreement with regard to the expansion of the Original Premises, and (ii) to further revise and modify the Lease as more particularly set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby agree as follows:

1.Defined Terms.  Capitalized terms used in this First Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2.Expansion Space.  The Lease is hereby amended by inserting therein a new Section 31 at the end of the Lease, to read as follows:

“31.Expansion Space.

A.	Term.

Landlord hereby leases unto Tenant, and Tenant hereby leases from Landlord, an agreed upon 2,550 square feet of rentable area on the first (1st) floor of the Building (the ‘Expansion Space’), which Expansion Space is hereby agreed to be that certain space which is shown as “Office Tenant #1” on Exhibit A-1 attached hereto and made a part hereof, for a term (the ‘Expansion Space Term’) commencing on the date (the ‘Expansion Space Commencement Date’) that is one hundred twenty (120) days from the First Amendment Effective Date, as defined in that certain First Amendment to Lease Agreement between Landlord and Tenant (the ‘First Amendment’) and continuing through and including 12:00 p.m. E.D.T. on September 30, 2023 (the ‘Expansion Space Expiration Date’), unless earlier terminated pursuant to the provisions of this Lease or pursuant to Law.  The Expansion Space has been measured in accordance with BOMA Legacy Method A (2010) Standard Method for Measuring Floor Area in Office Buildings.  Following commencement of the Expansion Space Term, Landlord shall provide Tenant with a commencement memorandum in the form attached hereto as Exhibit B-1, confirming the Expansion Space Commencement Date, the Expansion Space Expiration Date and such other matters as are set forth therein, and Tenant shall execute same within ten (10) business days after Landlord’s delivery of such memorandum.

B.	‘As-Is’ Condition; Early Access; Delivery of Expansion Space; Expansion Space Tenant Allowance.

(a)Tenant agrees that except as otherwise provided herein, it shall accept the Expansion Space in its as-is condition, and Landlord shall have no obligation to make any improvements or alterations to the Expansion Space.  Notwithstanding the foregoing, (i) the Expansion Space shall be clean and free of debris and the prior tenant’s personal property, (ii) the Expansion Space shall not contain any Hazardous Substances in violation of applicable Laws and Landlord represents that it has no actual knowledge that the Expansion Space contains any Hazardous Substances, (iii) Landlord represents that it has no actual knowledge that the Expansion Space is in violation of any applicable Laws including, without limitation, the ADA, and (iv) the Building Systems serving the Expansion Space shall be in good working condition, operating as designed and suitable for general office use, and Landlord shall, at Landlord's sole cost and expense, repair any latent defects in such Building Systems to the extent that Tenant notifies Landlord of such latent defects on or before the date that is six (6) months after the Early Access Date.  In addition, nothing in this subsection shall be deemed to waive, diminish or impair Landlord’s or, as applicable, Tenant’s obligations under this Lease as amended by the First Amendment with respect to the repair, maintenance, replacement, restoration, or compliance with applicable Laws with respect to the Expansion Space.  Subject to the application of the Expansion Space Tenant Allowance (as hereinafter defined), Tenant, at its sole cost and expense, shall be responsible for performing and paying all costs of the Expansion Space Tenant’s Work (as hereinafter defined) and moving into the Expansion Space, including, but not limited to, the purchase and installation of all furniture, fixtures, equipment, data and cabling.

(b)Landlord shall permit Tenant and its agents to enter the Expansion Space on the first business day following the First Amendment Effective Date (the ‘Early Access Date’), at Tenant’s sole cost and expense, to allow Tenant to perform the Expansion Space Tenant’s Work (as defined below) and to install equipment, systems, data and communications wiring, fixtures, telephones and furniture, provided that (1) Tenant and its agents and contractors shall be deemed to be bound by all of the terms, covenants, provisions and conditions of this Lease, as modified by the First Amendment, including, but not limited to, Tenant’s indemnification obligations, Tenant’s obligation to repair injury, loss or damage which may occur prior to the Expansion Space Commencement Date, and Tenant’s obligations to obtain and maintain insurance, such installations, personal property and equipment being installed and maintained by Tenant solely at Tenant’s risk; (2) all such entries prior to the Expansion Space Commencement Date shall be coordinated in advance with Landlord acting reasonably (which may be pursuant to an agreed-upon schedule); and (3) Tenant shall not commence business operations in the Expansion Space.  Tenant shall not be charged for Landlord’s personnel or engineering overtime costs associated with Tenant’s move into the Expansion Space on the Saturday and Sunday immediately preceding the Expansion Space Commencement Date.

(c)Landlord shall provide Tenant with an allowance of Fifty-One Thousand Dollars ($51,000.00) (the ‘Expansion Space Tenant Allowance’), which is an amount equal to the product of (i) Twenty Dollars ($20.00) multiplied by (ii) the number of square feet of rentable area comprising the Expansion Space, for Tenant to perform improvements to the Expansion Space (the ‘Expansion Space Tenant’s Work’), which Expansion Space Tenant’s Work shall be performed in accordance with the provisions of this Lease, as modified by the First Amendment.  Tenant shall perform the Expansion Space Tenant’s Work and, subject to Landlord’s distributions of the Expansion Space Tenant Allowance as set forth below, shall pay directly to its general contractor and other service providers and vendors for the hard costs of performing the

Expansion Space Tenant’s Work shown and contemplated by the Expansion Space Tenant's Plans (as hereafter defined), including, but not limited to, (x) the cost of demolition, labor, materials and sales taxes thereon, (y) the addition of an entrance (the ‘Entrance’) to the Expansion Space from the outside of the Building, and (z) the construction of an internal stairwell (the ‘Internal Stairwell’) connecting the Expansion Space to the Original Premises; provided, however, that Landlord may, at Landlord’s sole option, require that Tenant, at its sole cost and expense, remove the Entrance or the Internal Stairwell or both upon the expiration or earlier termination of this Lease and restore the portions of the Premises affected by the installation and removal thereof to the condition existing immediately prior to the First Amendment Effective Date, normal wear and tear and damage due to casualty or condemnation, excepted.  Subject to the terms of this Section 31.B., up to twenty percent (20%) of the Expansion Space Tenant Allowance may be applied towards soft costs arising from the Expansion Space Tenant’s Work, including the following:  (i) the cost of all permits and governmental inspections, (ii) all architectural, space planning, mechanical, electrical, plumbing and engineering fees, (iii) any construction management fees, (iv) Landlord’s coordination fee and out-of-pocket third party consultant cost as provided in subsection (h) below, (v) premiums for insurance and bonds, (vi) the cost of cabling and wiring expenses, and (vii) the cost of acquiring and installing furniture, fixtures and equipment (‘FF&E’), including, without limitation, a security system, to be used by Tenant in the Original Premises and the Expansion Space, all of which costs shall be subject to reimbursement from the Expansion Space Tenant Allowance to the extent that the Expansion Space Tenant Allowance is sufficient for that purpose and otherwise paid for by Tenant from its own source of funds.  From time to time, but not more often than once every thirty (30) days, Landlord shall pay portions of the Expansion Space Tenant Allowance to Tenant (or, upon written request from Tenant as hereinafter provided, directly to Tenant’s general contractor and/or soft cost vendors as hereinafter provided) for the Expansion Space Tenant’s Work, following Tenant’s completion of items of the Expansion Space Tenant’s Work and Landlord’s receipt from Tenant of (i) if payments are being made to Tenant’s general contractor and/or soft cost vendors for the Expansion Space Tenant’s Work, provided, however, that in connection with any such disbursement, Landlord shall only be required to disburse the Expansion Space Tenant Allowance to the general contractor and no more than five (5) soft cost vendors, following Tenant’s request, Tenant’s written certification to Landlord that the items of the Expansion Space Tenant’s Work with respect to which disbursement of a portion of the Expansion Space Tenant Allowance is being requested by Tenant have been completed and that the payment of that portion of Expansion Space Tenant Allowance with respect to which disbursement of a portion of the Expansion Space Tenant Allowance is being requested by Tenant to Tenant’s general contractor and/or soft cost vendors for the Expansion Space Tenant’s Work, following Tenant’s request should be made by Landlord, provided, however, that in connection with any such disbursement, Landlord shall only be required to disburse the Expansion Space Tenant Allowance to the general contractor and no more than five (5) soft cost vendors, (ii) in all cases, invoices reasonably evidencing work or services performed with respect to such work, (iii) if payments are being made directly to Tenant, receipted bills or other evidence that the aforesaid invoices have been paid in full, and (iv) in all cases, waivers or releases of liens (which may be conditioned solely upon the payment of a sum specified therein if payment is being made directly to Tenant’s general contractor and/or soft cost vendors) for the Expansion Space Tenant’s Work, from each of Tenant’s contractors, subcontractors, suppliers and, to the extent they have lien rights, soft cost vendors, for the Expansion Space Tenant’s Work, following Tenant’s request in connection with the work performed or materials supplied as evidenced by the aforesaid invoices.  Notwithstanding anything to the contrary contained herein, any portion of the Expansion Space Tenant Allowance which has not been properly requested by Tenant on or before the date which is eighteen (18) months following the Expansion Space Commencement Date (the ‘Allowance Request Deadline’) shall be deemed forfeited by Tenant, and Tenant shall have no further right to request or receive any portion of the Expansion Space Tenant Allowance which has not been properly requested on or before the Allowance Request Deadline.

(d)Prior to the commencement of any of the Expansion Space Tenant’s Work, Tenant shall submit to Landlord Tenant’s final plans and specifications for improvements to the Expansion Space (the ‘Expansion Space Tenant’s Plans’), which shall be subject to Landlord’s prior written approval, not to be unreasonably withheld, conditioned or delayed with respect to items not affecting the structural components of the Building or any of the Building Systems.  Tenant shall improve the Original Premises (as applicable) and the Expansion Space in accordance with the Expansion Space Tenant’s Plans.  From and after the date of Landlord’s approval of the Expansion Space Tenant’s Plans, any changes to the Expansion Space Tenant’s Plans shall not be permitted to be made unless approved in writing by both Landlord and Tenant, such approval by Landlord not to be unreasonably withheld, conditioned or delayed with respect to items not affecting the structural components of the Building or any of the Building Systems.  Landlord’s approval of the Expansion Space Tenant’s Plans shall constitute approval of Tenant’s design concept only and shall in no event be deemed a representation or warranty by Landlord as to whether the Expansion Space Tenant’s Plans comply with any and all legal requirements applicable to the Expansion Space Tenant’s Plans and the Expansion Space Tenant’s Work.

(e)In the performance of Expansion Space Tenant’s Work, Tenant shall comply with all applicable laws, codes and regulations.  Tenant shall obtain all permits, certificates and other governmental approvals from all governmental entities having jurisdiction thereover which are necessary for the prosecution and completion of Expansion Space Tenant’s Work, and Landlord shall reasonably cooperate in such efforts at no out-of-pocket cost or liability to Landlord.  The Expansion Space Tenant’s Work shall include, but not be limited to, the cost of all permits and governmental inspections, all architectural and engineering fees, the preparation and delivery to Landlord of a complete set of ‘as-built’ plans showing the Expansion Space Tenant’s Work, in hard copy and an electronic version thereof which is acceptable to Landlord (the ‘As-Built Plans’) which As-Built Plans shall be delivered to Landlord not later than the thirtieth  (30th) day following the substantial completion of the Expansion Tenant’s Work.

(f)Prior to commencing the Expansion Space Tenant’s Work, Tenant shall provide to Landlord the name and address of each contractor and subcontractor which Tenant intends to employ to perform the Expansion Space Tenant’s Work, the use of which subcontractors and contractors shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed if (1) the contractor or subcontractor is properly licensed, and (2) neither Landlord nor any of its affiliates has had any prior experience with such contractor or subcontractor which was unsatisfactory.

(g)Prior to the commencement of any of the Expansion Space Tenant’s Work, Tenant shall deliver to Landlord, with respect to each contractor and subcontractor which Tenant intends to employ to perform any of the Expansion Space Tenant’s Work, a certificate of insurance from each such contractor or subcontractor evidencing that each such contractor or subcontractor has obtained the following insurance coverages:

(1)Commercial comprehensive general liability insurance, on a standard ISO form or its equivalent, which shall include independent contractor’s liability coverage, contractual liability coverage, products and completed operations coverage, and a ‘per project’ endorsement, to afford protection, with limits for each occurrence, of not less than One Million Dollars ($1,000,000) combined single limit with respect to bodily injury and property damage;

(2)comprehensive automobile liability insurance for owned, non-owned, and hired vehicles with limits for each occurrence of not less than Five Hundred Thousand Dollars ($500,000) with respect to bodily injury or death and Five Hundred Thousand Dollars ($500,000) with respect to property damage; and

(3)worker’s compensation and employer’s liability insurance in form and amounts required by law and satisfactory to Landlord.

(h)In connection with the Expansion Space Tenant’s Work, notwithstanding anything to the contrary contained in this Lease, Tenant shall pay to Landlord (i) a coordination fee in an amount equal to one percent (1%) of the total hard costs of the Expansion Space Tenant’s Work plus (ii) the reasonable and actual out-of-pocket cost (not to exceed $1,500 in the aggregate) of Landlord’s third party consultants for review of the Expansion Space Tenant's Plans only with respect to atypical office leasehold improvements such as the Entrance and the Internal Stairwell, which fee and cost shall be payable out of the Expansion Space Tenant Allowance to the extent that funds are available for such purpose, and otherwise paid for directly by Tenant from its own source of funds.

C.	Expansion Space Fixed Rent.

Notwithstanding anything to the contrary contained in this Lease, commencing on the Expansion Space Commencement Date and continuing thereafter throughout the Expansion Space Term, Tenant covenants and agrees to pay to Landlord Fixed Rent for the Expansion Space (‘Expansion Space Fixed Rent’) in the following amounts:

Expansion Space Lease Year	Rate of Expansion Space Fixed Rent Per Square Foot Per Annum	Rate of Expansion Space Fixed Rent Per Annum	Rate of Expansion Space Fixed Rent Per Month
1	$29.25*	$74,587.50*	$6,215.63*
2	$30.13	$76,831.50	$6,402.63
3	$31.03	$79,126.50	$6,593.88
4	$31.96	$81,498.00	$6,791.50
5	$32.92	$83,946.00	$6,995.50
6	$33.91	$86,470.50	$7,205.88

* Subject to abatement as provided below.

An ‘Expansion Space Lease Year’ means that period of twelve (12) consecutive calendar months that commences on the Expansion Space Commencement Date, and each consecutive twelve (12) month period (or portion thereof) thereafter during the Expansion Space Term; provided, however, that (i) if the Expansion Space Commencement Date is not the first day of a calendar month, the first Expansion Space Lease Year shall extend to the last day of the calendar month in which the first (1st) anniversary of the Expansion Space Commencement Date occurs and (ii) the final Expansion Space Lease Year shall be a period less than twelve (12) months and shall end on the Expansion Space Expiration Date.  The earliest such twelve (12) month period (as it may be extended as provided above) shall be referred to as the ‘first Expansion Space Lease Year,’ or ‘Expansion Space Lease Year 1’ and each of the following Expansion Space Lease Years shall be similarly numbered for identification purposes.

Expansion Space Fixed Rent shall be payable at the same times and in the same manner as set forth herein for the payment of Fixed Rent set forth in Section 2(a) of this Lease except that one (1) monthly installment of Expansion Space Fixed Rent payable during Expansion Space Lease Year 1shall be paid upon Tenant’s execution and delivery of the First Amendment and shall be applied to Expansion Space Fixed Rent first coming due following the Expansion Space Free Rent Period (as hereinafter defined).

Notwithstanding the foregoing, Landlord shall grant to Tenant a ‘rent holiday’ from the payment of the installments of

Expansion Space Monthly Fixed Rent for the first three (3) months of the Expansion Space Term (the ‘Expansion Space Free Rent Period’).  During such Expansion Space Free Rent Period, the Expansion Space Monthly Fixed Rent shall be abated (such rental abatement being hereinafter referred to as the ‘Expansion Space Free Rent Allowance’); provided, however, that (i) the Expansion Space Free Rent Period and the granting of the Expansion Space Free Rent Allowance as provided hereunder shall not affect the Expansion Space Commencement Date; (ii) Tenant shall remain obligated during the Expansion Space Free Rent Period to perform all of Tenant’s obligations under this Lease except as expressly aforesaid (including, but not limited to, the payment of all Fixed Rent for the Original Premises (as defined in the First Amendment) and all Additional Rent for the Original Premises coming due under this Lease); and (iii) in the event of any termination of this Lease by Landlord based upon a default hereunder by Tenant, the then unamortized portion of the Expansion Space Fixed Rent which would have otherwise been due and payable hereunder during the Expansion Space Free Rent Period in the absence of the Expansion Space Free Rent Allowance shall immediately become due and payable and any remaining Expansion Space Free Rent Allowance hereunder shall be of no force or effect.  If the first day following the last day of the Expansion Space Free Rent Period (such date being hereinafter referred to as the ‘Expansion Space Rent Commencement Date’) is a date other than the first day of a month, then the Expansion Space Monthly Fixed Rent for the period commencing with and including the Expansion Space Rent Commencement Date and ending on and including the day prior to the first day of the following month shall be prorated at the rate of one-thirtieth (1/30th) of the Expansion Space Monthly Fixed Rent per day and shall be due and payable on the Expansion Space Rent Commencement Date.

D.	Expansion Space Additional Rent.

In addition to Tenant’s payment of Additional Rent with respect to the Original Premises pursuant to Sections 2 and 3 hereof, commencing on the first anniversary of the Expansion Space Commencement Date, and continuing for each calendar year (or portion thereof) thereafter throughout the Expansion Space Term, Tenant shall pay to Landlord, as Additional Rent, ‘Tenant’s Proportionate Share of Excess Expenses for the Expansion Space’ and ‘Tenant’s Proportionate Share of Excess Taxes for the Expansion Space’ for such calendar year (or portion thereof).  ‘Tenant’s Proportionate Share of Excess Expenses for the Expansion Space’ shall be two and fifty-two one hundredths percent (2.52%), which is that percentage which is equal to a fraction, the numerator of which is the number of square feet of rentable area in the Expansion Space (2,550 on the Expansion Space Commencement Date), and the denominator of which is the number of square feet of office rentable area in the Building (101,326 on the Expansion Space Commencement Date); provided, however, that for the calendar year during which the Expansion Space Term ends, Tenant’s Proportionate Share of Excess Expenses for the Expansion Space shall be prorated based upon the greater of (a) the number of days during such calendar year that this Lease is in effect, or (b) the number of days that Tenant actually occupies the Expansion Space or any portion thereof.  ‘Tenant's Proportionate Share of Excess Taxes for the Expansion Space’ shall be two and fifty-two one hundredths percent (2.52%), which is that percentage which is equal to a fraction, the numerator of which is the number of square feet of rentable area in the Expansion Space (2,550 on the Expansion Space Commencement Date), and the denominator of which is the number of square feet of total rentable area in the Building (101,326 on the Expansion Space Commencement Date); provided, however, that for the calendar year during which the Expansion Space Term ends, Tenant's Proportionate Share of Excess Taxes for the Expansion Space shall be prorated based upon the greater of (a) the number of days during such calendar year that this Lease is in effect, or (b) the number of days that Tenant actually occupies the Expansion Space or any portion thereof.  Notwithstanding anything to the contrary contained in this Lease, the Base Year with respect to the calculation of Tenant’s Proportionate Share of Excess Expenses for the Expansion Space and Tenant’s Proportionate Share of Excess Taxes for the Expansion Space shall be calendar year 2018.

E.	Incorporation of Expansion Space.

Except as otherwise expressly provided herein, the Expansion Space shall be treated as though it were the Premises for all purposes of this Lease, such that both Landlord and Tenant shall have such respective rights and obligations with respect to the Expansion Space as applied to the Premises from and after the Expansion Space Commencement Date.”

3.Parking.  From and after the Expansion Space Commencement Date and continuing for the remainder of the Term, the following will be added to the end of Section 30 of the Lease (captioned “Parking”):

“Notwithstanding the foregoing, from and after the Expansion Space Commencement Date and continuing for the remainder of the  Expansion Space Term, Tenant, its permitted subtenants,

licensees, invitees, agents, contractors, subcontractors and employees shall have access to an additional eight (8) parking spaces on the Land or the Building, and further provided that two (2) of such eight (8) parking spaces shall be provided on a reserved basis, one (1) such space being in the covered parking area and the other such space to be a space in a mutually agreeable area in the front of the Building.  The parking spaces provided in connection with the Expansion Space shall be free of charge and subject to all of the terms and conditions of this Section 30 and this Lease.”

4.Exhibits.  Exhibit A-1 and B-1 attached hereto are hereby inserted as exhibits to the Lease immediately after Exhibit A and Exhibit B to the Lease, respectively.  Such exhibits are incorporated into this First Amendment and made a part hereof.

5.Renewal Term.  Landlord and Tenant acknowledge and agree that Tenant’s Renewal Term set forth in Paragraph 7 of the Basic Lease Provisions of the Lease and further set forth in Paragraph 1 of Exhibit D attached to the Lease (captioned “Option to Renew”) remains in full force and effect in all respects with respect to the Original Premises and with respect to the Expansion Space.  Except as expressly set forth in the Lease, as amended by this First Amendment, Tenant acknowledges that it has no other option to extend the Term of the Lease or rights of first offer, or other right to expand the Premises.

6.Right of First Offer.  Landlord and Tenant acknowledge and agree that Tenant’s Right of First Offer set forth Paragraph 2 of Exhibit D to the Lease (captioned “Right of First Offer”) remains in full force and effect in all respects.

7.Early Termination Option.  Landlord and Tenant acknowledge and agree that Tenant’s Early Termination Option set forth in Paragraph 3 of Exhibit D attached to the Lease (captioned “Early Termination Option”) remains in full force and effect in all respects with respect to the Original Premises and with respect to the Expansion Space.  Except as expressly set forth in the Lease, as amended by this First Amendment, Tenant acknowledges and agrees that it has no other option to terminate the Lease, as amended by this First Amendment; provided, however, that the unamortized portion of the following costs incurred by Landlord in connection with this First Amendment shall be added to the calculation of the Termination Fee: the Expansion Space Tenant Allowance, the Expansion Space Free Rent Allowance, reasonable attorneys’ fees and brokerage commissions, calculated on a straight line basis, including interest thereon from the Expansion Space Commencement Date until the Early Termination Date at the rate of eight percent (8%) per annum.  For clarity, it is agreed that (i) the unamortized amounts used to calculate the Termination Fee shall be determined as of the Early Termination Date, (ii) the amortization period for unamortized costs included in the Termination Fee in connection with the Lease shall be the period commencing on the Commencement Date (i.e., February 11, 2016) and ending on the Expiration Date (i.e., September 30, 2023), and (iii) the amortization period for unamortized costs included in the Termination Fee in connection with this First Amendment shall be the period commencing on the Expansion Space Commencement Date  and ending on the Expansion Space Expiration Date (i.e., September 30, 2023).

8.Security Deposit.

(a)Tenant acknowledges that, as of the First Amendment Effective Date, Landlord is holding the Security Deposit in the amount of Seventy-Five Thousand Two Hundred Eight and 00/100 Dollars ($75,208.00).  Simultaneously with its execution and delivery of this First Amendment, time being of the essence, Tenant shall deposit with Landlord an additional security deposit in the amount of Six Thousand Two Hundred Fifteen and 63/100 Dollars ($6,215.63) (the “Additional Deposit”), which Additional Deposit shall be treated as part of the Security Deposit under Paragraph 15 of the Basic Lease Provisions of the Lease and Section 29 of the Lease (captioned “Security Deposit”) for all purposes (such that the total Security Deposit shall be Eighty-One Thousand Four Hundred Twenty-Three and 63/100 Dollars ($81,423.63).  The Security Deposit shall be subject to the reduction thereof in accordance with Section 29(b), provided, however, that all references to the Reduction Amount as “$37,604.00” are hereby deleted as of the First Amendment Effective Date and replaced with the following in lieu thereof:  “$40,711.82”.  If all or any portion of the Security Deposit is being held by Landlord in the form of a Letter of Credit pursuant to Section 29(c) of the Lease, as added to the Lease pursuant to Paragraph 8(b) of this First Amendment, the aforesaid reduction shall be first be accomplished by means of a refund of the cash portion of the Security Deposit up to the lesser of (i) such cash portion or (ii) the Reduction Amount, and if such refund is less than the Reduction Amount, the remaining Reduction Amount shall be accomplished, at Tenant’s option, by Tenant’s provision of an amendment to the Letter of Credit reducing the amount thereof to the Reduction Amount (which amendment shall be subject to Landlord’s consent, not be unreasonably withheld, conditioned or delayed if such amendment does not modify any of the terms of the existing Letter of Credit except for the amount thereof) or by Tenant’s provision of a replacement Letter of Credit meeting the requirements of Section 29(c) below in the face amount of the Reduction Amount whereupon Landlord shall, at no cost to Landlord, surrender the existing Letter of Credit to Tenant along with such documentation as may be reasonably required by the issuer thereof to cancel same.

(b)The following language is hereby inserted as a new Section 29(c) of the Lease as if fully set forth therein:

“(c)Letter of Credit.  Tenant may, at Tenant’s option, elect to provide all or a portion of the Security Deposit in the form of an unconditional, irrevocable letter of credit issued by a financial institution meeting the requirements set forth below or otherwise acceptable to Landlord in its sole and absolute discretion (the ‘Letter of Credit’), in which case the provisions of this Section 29(c) shall be applicable.  To the extent the amount of the Letter Credit together with any cash Security Deposit amount then being held by Landlord exceeds the Security Deposit amount Landlord is then entitled to hold, the excess amount shall be promptly refunded to Tenant.

The Letter of Credit shall be maintained throughout the Lease Term and any renewals thereof, if any, in accordance with all of the requirements hereinafter set forth.  Any Letter of Credit delivered to Landlord by Tenant shall be an unconditional, irrevocable letter of credit in a form and from a financial institution meeting the requirements or otherwise approved by Landlord as provided herein and shall be capable of being drawn upon in the District of Columbia Metropolitan Area or solely by facsimile.  Said Letter of Credit shall be issued by a commercial bank (1) that is chartered under the laws of the United States or any State thereof and which is insured by the Federal Deposit Insurance Corporation or by any U.S. branch of a foreign bank licensed to do business in the United States; (2) whose long-term, unsecured and unsubordinated debt obligations are rated in the highest category by at least two of Fitch Ratings Ltd. (‘Fitch’), Moody’s Investors Service, Inc. (Moody’s) and Standard & Poor’s Ratings Services (‘S&P’) or their respective successors (the ‘Rating Agencies’) (which shall mean AAA from Fitch, Aaa from Moody’s and AAA from Standard & Poor’s); and (3) which has a short-term deposit rating in the highest category from at least two Rating Agencies (which shall mean F1 from Fitch, P-1 from Moody’s and A-1 from S&P) (collectively, the ‘Letter of Credit Issuer Requirements’).  During the Term and any renewals thereof, if any, if (a) the issuer of the Letter of Credit at any time fails to satisfy any one or more of the Letter of Credit Issuer Requirements, or (b) the issuer of the Letter of Credit is insolvent or is placed into receivership or conservatorship, or is closed for any reason, by the Federal Deposit Insurance Corporation, or any successor or similar governmental entity, or (c) a trustee, receiver or liquidator is appointed for the issuer of the Letter of Credit, or (d) the issuer of the Letter of Credit is no longer deemed to be a ‘well capitalized’ depository institution for purposes of the prompt corrective action provisions of the Federal Deposit Insurance Act and the regulations promulgated thereunder, then, in any of such events, Tenant shall, within ten (10) business days of the occurrence of any event described in any of the immediately preceding clauses (a) through (d) (each such occurrence being hereinafter referred to as an ‘L/C Issuer Requirements Failure’), deliver a substitute Letter of Credit from an issuer that satisfies the Letter of Credit Issuer Requirements (or is otherwise approved by Landlord in its sole and absolute discretion) and that also complies in all respects with the criteria set forth in this Section 29(c).  Tenant’s failure to obtain a substitute Letter of Credit within the later of (A) three (3) business days following Landlord’s written demand therefor or (B) ten (10) business days following the occurrence of an L/C Issuer Requirements Failure shall constitute a Default hereunder (as to which no cure period shall be applicable) entitling Landlord (i) to draw upon the Letter of Credit then in effect without the necessity of any other monetary or other default hereunder by Tenant, in which event the proceeds thereof shall be held by Landlord, and (ii) to exercise all of Landlord’s remedies set forth in this Lease with respect to a Default by Tenant.

Said Letter of Credit shall provide that it shall expire on the sixtieth (60th) day following the date of expiration of the Term of this Lease and shall be transferable by Landlord, without any fee or other cost to Landlord, to any purchaser or transferee of Landlord’s interest in the Building or the Land.  At Tenant's option, said Letter of Credit shall have a term equal to the period expiring on the first anniversary of the date of issuance thereof, in which event Tenant covenants that a renewal of said Letter of Credit shall be delivered to Landlord by that date which is thirty (30) days prior to the expiration date thereof, and thereafter a renewal of the Letter of Credit shall be delivered to Landlord by Tenant by that date which is thirty (30) days prior to each succeeding anniversary of the original expiration date of the Letter of Credit.  If Tenant fails to so renew and deliver said Letter of Credit to Landlord by the thirtieth (30th) day preceding each said expiration date, such failure shall constitute a Default hereunder (as to which no cure period shall be applicable) and Landlord may immediately draw upon the Letter of Credit then in effect without the necessity of any other monetary or other default hereunder by Tenant, in which event the proceeds thereof shall be held by Landlord.  Said Letter of Credit shall provide that Landlord shall be permitted to draw on same on multiple occasions following the occurrence of a Default by Tenant under this Lease; provided, however, that in the event that said Letter of Credit would expire during the pendency of any litigation to resolve whether such Default has occurred, Landlord may draw upon said Letter of Credit prior to the expiration thereof.  In the event that Landlord draws upon the Letter of Credit after a Default by Tenant as aforesaid, Landlord shall use, apply or retain all or any portion of the proceeds thereof for (i) the payment of any Rent or any other sums as to which Tenant is in default, (ii) the payment of any amount which Landlord may spend or become obligated to spend to repair damage to the Premises or the Building for which repairs Tenant is liable hereunder, or (iii) compensation to Landlord for any losses which Landlord is entitled to recover hereunder by reason of Tenant's Default, including any damage or deficiency arising in connection with the reletting of the Premises and all associated reasonable legal fees.  In the event that the Letter of Credit is drawn upon by Landlord for failure of Tenant to renew said Letter of Credit as aforesaid, the proceeds thereof shall be held by Landlord in accordance with the provisions respecting the Security Deposit under this Section 29(c).  The use, application or retention of the proceeds of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law, and shall not limit any recovery to which Landlord may otherwise be entitled.”

9.Subordination, Non-Disturbance and Attornment Agreement.  Provided that Tenant is not in default under the Lease, as modified by this First Amendment, beyond any applicable notice and cure period, Landlord shall obtain a non-disturbance agreement (“SNDA”) for the benefit of Tenant from the current lender holding a mortgage on the Building (the “Mortgagee”) on such Mortgagee’s standard form as modified as reasonably proposed by Tenant and agreed to by such Mortgagee; provided, however, that (i) Tenant shall pay all costs incurred by Landlord which are imposed by such Mortgagee with respect to such SNDA; (ii) each party shall be responsible for its respective legal fees in connection with any negotiations or redrafting related to such SNDA; and (iii) in the event that Landlord does not obtain such SNDA, Landlord shall have no liability for such failure, and the Lease shall be and remain subject and subordinate to the lien of said mortgage and to any and all renewals, extensions, modifications, recastings and refinancings thereof.

10.Paragraph 20 of the Basic Lease Provisions of the Lease (captioned “Notice Address”) is hereby amended by deleting therefrom the notice addresses for Landlord and Tenant, and inserting the following language in lieu thereof:

“Landlord:	9600 Blackwell II LLC
c/o Royco, Inc.
8121 Georgia Avenue, Suite 500
Silver Spring, Maryland 20910
Attention: Mr. Brian J. Fitzgerald

with copy to:	Greenstein DeLorme & Luchs, P.C.
1620 L Street, N.W.
Suite 900
Washington, D.C. 20036-5605
Attention: Jared S. Greenstein, Esq.

Tenant:	REGENXBIO Inc.
9600 Blackwell Road, Suite 210
Rockville, MD 20850
Attn: General Counsel

With copies by email to:

PChristmas@regenxbio.com

And to:

VVasista@regenxbio.com

Address for Invoices to Tenant:

REGENXBIO Inc.
9600 Blackwell Road, Suite 210
Rockville, MD 20850
Attn: Accounting”

11.Brokers.  Landlord and Tenant each represents and warrants to the other that, except as hereinafter provided, neither of them has employed any broker in procuring or carrying on any negotiations relating to this First Amendment.  Landlord and Tenant shall indemnify and hold each other harmless from any loss, claim or damage, including, but not limited to, all court costs and reasonable attorneys' fees, relating to the breach of the foregoing representation and warranty.  Landlord recognizes only Cushman & Wakefield, Inc., as agent for Landlord, and Cresa Global, Inc. d/b/a Cresa Partners of Washington DC Inc., as agent for Tenant, as brokers with respect to this First Amendment and agrees to be responsible for the payment of commissions to said brokers, pursuant to a separate written agreement with each said broker.

12.Authority; OFAC.  Landlord and Tenant represent and warrant to each other that the person signing this First Amendment on its behalf has the requisite authority and power to execute this First Amendment and to thereby bind the party on whose behalf it is being signed.  In addition, Landlord and Tenant each warrants and represents to the other that none of (A) it, (B) its affiliates or partners nor (C) to the best of its knowledge (without independent investigation), its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

13.Entire Agreement.  This First Amendment, together with the Lease, constitutes the entire agreement between Landlord and Tenant regarding the Lease and the subject matter contained herein and supersedes any and all prior and/or contemporaneous oral or written negotiations, agreement or understandings.

14.Severability.  The terms, conditions, covenants and provisions of this First Amendment shall be deemed to be severable.  If any clause or provision herein contained be adjudged to be invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, it shall not affect the validity of any other clause or provision herein, but such other clauses or provisions shall remain in full force and effect.

15.Headings; Gender.  The section headings in this First Amendment are for convenience only and are not to be considered in construing the same.  Words of any gender used in this First Amendment shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.

16.Governing Law; Interpretation.  This First Amendment shall be construed and interpreted in accordance with and governed by the laws of the state in which the Building is located.  Should any provisions of this First Amendment require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms of any such provision shall be more strictly construed against one party or the other by reason of the rule of construction that a document is to be construed most strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties hereto have participated in the preparation of this First Amendment.

17.Counterparts.  This First Amendment may be executed in counterparts, each of which shall be deemed a part of an original and all of which together shall constitute one (1) agreement.  Signature pages may be detached from the counterparts and attached to a single copy of this Lease to form one (1) document.

18.Ratification.   Except as expressly amended and modified herein, all terms, conditions and provisions of the Lease shall remain unmodified and in full force and effect.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment to Lease Agreement as of the day and year first hereinabove written.

WITNESS:		LANDLORD:

9600 BLACKWELL II LLC, a Maryland limited liability company

By:	/s/ Terri Lyons	By:	/s/ Brian Fitzgerald
		Name:	Brian Fitzgerald
		Title:	President

ATTEST:		TENANT:

[Corporate seal]		REGENXBIO INC., a Delaware corporation

By:	/s/ Sara Garon Berl	By:	/s/ Vit Vasista
Name:	Sara Garon Berl	Name:	Vit Vasista
Its:	VP, Law and Policy	Title:	CFO

EXHIBIT A-1

PLAN SHOWING EXPANSION SPACE

GARAGE
STAIR 1
STAIR 2
LOBBY
ELEC
WOMEN
MEN
TELE
PUMP RM.
MAIN ELEC. ROOM
OFFICE
TENANT #1
2,550 RSF
OFFICE
TENANT #2
3,090 RSF
STORE
TENANT #3
2,368 RSF
MAIL
TELE
ENG.
LOAD. AREA
BLACKWELL II - FLOOR 1
SCALE: 1/16" = 1'-0"

COMMENT:
FLOOR 1

PROJECT NAME:
BLACKWELL II

PROJECT NO.:
13013.00

1023 31st Street, NW
Washington, DC 20007

P 202.687.9776
F 202.687.2260
www.hickokcole.com

DATE:
2013-05-22

EXHIBIT B-1

EXPANSION SPACE

COMMENCEMENT MEMORANDUM

THIS EXPANSION SPACE MEMORANDUM made this            day of                            , 2017 is hereby attached to and made a part of the First Amendment to Lease Agreement dated the _____ day of _____________, 20__ (the “First Amendment”), between 9600 BLACKWELL II LLC, a Maryland limited liability company (“Landlord”) and REGENXBIO INC., a Delaware corporation (“Tenant”), which amends that certain Lease Agreement (the “Lease”) dated January 28, 2016 with an Effective Date as of February 1, 2016 entered into by and between TNREF III 9600 BLACKWELL, LLC, a Delaware limited liability company, as predecessor to Landlord, and Tenant.  All terms used in this Declaration have the same meaning as they have in the First Amendment.

1.Landlord and Tenant do hereby declare that Tenant accepted possession of the Expansion Space on the _____ day of __________________, 20__;

2.As of the date hereof, the Lease as modified by the First Amendment is in full force and effect, and to the best of Tenant’s knowledge, Landlord has fulfilled all of its obligations under the Lease as modified by the First Amendment required to be fulfilled by Landlord on or prior to said date;

3.The Expansion Space Commencement Date is hereby established to be __________, 20__; and

4.The Expansion Term Expiration Date is September 30, 2023, unless the Lease as modified by the First Amendment is sooner terminated pursuant to any provision thereof.

WITNESS:	LANDLORD:

9600 BLACKWELL II LLC, a Maryland limited liability company

By:	By:
Name:
Title:

WITNESS:	TENANT:

REGENXBIO INC., a Delaware corporation

By:	By:
Name:	Name:
Its:	Its:

[NOTE:  NOT TO BE EXECUTED AT TIME OF EXECUTION OF FIRST AMENDMENT.]

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